August 2008 Pricing Sheet dated August 22, 2008 relating to Preliminary Terms No. 766 dated August 19, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Protected Absolute Return Barrier Notes due January 29, 2010
Based on the Value of the S&P 400® (Midcap) Index
PRICING TERMS – AUGUST 22, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,829,950
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
Maturity date:	January 29, 2010
Underlying index:	The S&P 400® (Midcap) Index (the “Index”)
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum payment at maturity:	$12.00 per note (120% of the stated principal amount)
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “MID,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to 650, which is the initial index value x 80%; and
▪ less than or equal to 975, which is the initial index value x 120%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	812.50
Final index value:	The closing value of the Index on the index valuation date
Index valuation date:	January 27, 2010, subject to postponement for certain market disruption events.
Interest:	None
CUSIP:	617483508
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$10	$0.15	$9.85
Total	$5,829,950	$87,449.25	$5,742,500.75
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

“Standard & Poor’s®,” “S&P®,” “S&P 400®” and “Standard & Poor’s 400®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 766 dated August 19, 2008
Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.